Exhibit 99.1

NEWS ANNOUNCEMENT

CONTACT:
Saul V. Reibstein	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/401-2049	212/835-8500 or penn@jcir.com

Conference Call:	Today, April 24, 2014 at 10:00 a.m. ET
Dial-in number:	212/231-2920
Webcast:	www.pngaming.com
Replay information provided below

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS FIRST QUARTER REVENUE

OF $641.1 MILLION AND ADJUSTED EBITDA OF $70.4 MILLION, INCLUSIVE OF $104.3 MILLION OF RENT EXPENSE

- Establishes 2014 Second Quarter Guidance and Modifies 2014 Full Year Guidance -

Wyomissing, PA (April 24, 2014) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National Gaming” or the “Company”) today reported first quarter operating results for the three months ended March 31, 2014, as summarized below.

On November 1, 2013, the Company completed the tax-free spin-off to its shareholders of Gaming and Leisure Properties, Inc. (“GLPI”). As a result, Penn National Gaming leases from GLPI the real estate associated with 19 Penn National Gaming casino facilities and makes monthly rent payments to GLPI pursuant to a master lease.  In addition, two other gaming facilities which were owned by Penn National Gaming prior to the spin-off, Hollywood Casino Perryville and Hollywood Casino Baton Rouge, are now owned and operated exclusively by subsidiaries of GLPI.

Summary of First Quarter Results

	Three Months Ended March 31,
(in millions, except per share data)	2014 Actual	2014 Guidance (3)	2013 Actual
Net revenues	$641.1	$640.4	$798.2
Adjusted EBITDAR (1)	174.7	174.7	220.7
Rental expense related to Master Lease	(104.3)	(103.2)	—
Adjusted EBITDA (2)	70.4	71.5	220.7
Less: Impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	(65.9)	(67.2)	(155.4)
Net income	$4.5	$4.3	$65.3

Diluted earnings per common share	$0.05	$0.05	$0.63

(1)         Adjusted EBITDAR is adjusted EBITDA excluding rent expense associated with our Master Lease with GLPI.  Results for the three months ended March 31, 2013 included $10.4 million of adjusted EBITDAR related to Hollywood Casino Perryville and Hollywood Casino Baton Rouge that were contributed to GLPI on November 1, 2013 as part of the spin-off.

(2)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.  A reconciliation of net income (loss) per accounting principles generally accepted in the United States of America (“GAAP”) to adjusted EBITDA and adjusted EBITDAR, as well as income (loss) from operations per GAAP to adjusted EBITDA and adjusted EBITDAR, is included in the accompanying financial schedules.

(3)         The guidance figures in the table above present the guidance Penn National Gaming provided on February 6, 2014 for the three months ended March 31, 2014.

Review of First Quarter 2014 Results vs. Guidance and First Quarter 2013 Results

	Three Months
	Ended
	March 31, 2014
	Pre-tax	After-tax
	(in thousands)
Income, per guidance (1)	$6,997	$4,268

EBITDA variances:
Total segment variance, mainly East/Midwest	(4,474)	(2,090)
Liability based stock compensation charges variance	3,597	2,170
Rent expense variance, primarily due to Ohio properties	(1,104)	(516)
Lower other corporate overhead costs	890	537
Total EBITDA variances from guidance	(1,091)	101

Depreciation and gain/loss on disposal variance	3,185	1,488
Foreign currency and other	2,246	1,353
Tax variance, including additional FIN 48 reserves	—	(2,673)
Income, as reported	$11,337	$4,537

	Three Months Ended
	March 31,
	2014	2014 Guidance (1)	2013
Diluted earnings per common share	$0.05	$0.05	$0.63
Liability based stock compensation charges	(0.03)	—	0.02
Rent expense variance	0.01	—	—
Development costs	—	—	0.01
Spin-off transaction costs	—	—	0.01
Depreciation and gain/loss on disposal variance	—	0.02	—
Tax variance	—	(0.03)	—
Loss on disposals	—	—	0.02
Foreign currency and other	(0.01)	—	—
Total	$0.02	$0.04	$0.69

(1)         The guidance figures in the tables above present the guidance Penn National Gaming provided on February 6, 2014 for the three months ended March 31, 2014.

Timothy J. Wilmott, President and Chief Executive Officer of Penn National Gaming, commented, “Despite challenging operating conditions, first quarter consolidated results were in line with our expectations, with revenue, adjusted EBITDAR, adjusted EBITDA and diluted EPS at or near guidance.  During the quarter, we saw a significant increase in both the number and severity of weather impacted days compared to the first quarter of 2013. While weather presented a significant drag on earnings — particularly to our newly defined East/Midwest segment which includes our three largest properties — our property level management teams continue to be diligent in maintaining margins.

“On non-weather affected days, first quarter customer visitation and spending levels from our rated customers remained largely consistent with recent trends and our forecasts, while these metrics for customers spending less than $100 per visit remain challenged.  The Company continued to address weather-related and non-rated customer trends by aggressively managing costs, including rational marketing and promotional activity, and driving operating efficiencies.  Our success with these efforts is evident in our first quarter property level EBITDAR margins, with the East/Midwest region achieving a 29.4% margin (excluding pre-opening/development costs), the West region delivering a 30.5% margin and the Southern Plains region generating a 31.7% margin.  Notably, both the West and Southern Plains segments exceeded the property level EBITDAR margin of the comparable 2013 period.  We remain focused on expanding the EBITDAR contribution across our property portfolio as we actively manage operating costs, fine tune the slot floor and table game mix, build customer databases at our newly opened facilities, refine marketing efforts and adjust food, beverage and entertainment offerings.

“Adjusted EBITDA was also impacted by higher than budgeted rent expense due to higher than projected revenue levels at our Ohio casinos.  Conversely, first quarter results did not include $3 million of expenses that had been contemplated in our guidance related to dividend payments to Penn National Gaming employees who hold vested GLPI stock options as a result of the spin-off.  Reflecting organization-wide cost management measures, we anticipate corporate overhead expenses for 2014 to approximate $70.0 million, or 21% lower than 2013 levels when excluding $25 million of spin-off costs incurred in 2013.

“During the quarter, Penn National Gaming made notable progress advancing our slate of expansion and development projects, as highlighted by the Massachusetts Gaming Commission’s decision in late February to award us with the Commonwealth’s sole Category 2 (slots) gaming license.  As the largest owner of both regional gaming and pari-mutuel racing facilities in the country, we believe Penn National Gaming has an unrivalled record of developing pari-mutuel facilities into successful racing and gaming entertainment operations that benefit local horsemen, local communities and all state residents through economic development which leads to the creation of new jobs and new tax revenues.  We are confident that our development in Massachusetts will extend our record.

“Our $225 million Plainridge Park Casino in Plainville, Massachusetts, with a planned opening in June 2015, is wholly-owned by Penn National Gaming, and we believe the project will further diversify our operating base and generate strong returns on invested capital.  In March, we executed our purchase agreement for the land and real estate for this project and also paid the $25 million gaming license fee.  We expect the new facility to create 1,000 construction related jobs and employ over 500 people, of which 90% are being hired from the local area and most of whom will be represented by local unions.  In mid-March, Penn National Gaming conducted a ground breaking event at the site and hosted a construction vendor event focused on Massachusetts-based minority-owned, women-owned, veteran-owned and locally owned businesses interested in contracting with the Company in the development of Plainridge Park Casino.  Penn National Gaming has also entered into cross-marketing agreements with nearly 50 area businesses to help the community participate more fully in the benefits of this economic development project.  Conveniently located one exit west of the I-495 /I-95 interchange, Plainridge Park Casino is within a 10 minute drive of four major entertainment venues — Gillette Stadium at Patriot Place, Wrentham Village Premium Outlets, TPC Boston, and the Comcast Center in Mansfield.  This facility will preserve live harness racing, create jobs in the Commonwealth and generate attractive returns as we anticipate it will be the first facility to open in the Commonwealth.  Overall, the project represents a significant opportunity for the Commonwealth, its residents and Penn National Gaming.

“During the first quarter, we also commenced construction related to our pending management contract for the $360 million Hollywood Casino-branded facility on the Jamul Indian Village’s land in trust, which is located approximately 7 miles east of the San Diego Beltway, directly off of State Route 94.  Hollywood Casino Jamul-San Diego, which is expected to open in early 2016, will be the closest casino to downtown San Diego and its population base of over 700,000 adults.  Current construction activity is focused on a parking structure with over 1,900 spaces. When complete, the property will include a three-story gaming and entertainment facility of approximately 200,000 square feet, over 1,700 slot machines, 50 live table games including poker, multiple restaurants, bars and lounges.  As with all of our developments, the project will create significant new construction and permanent jobs in the region and will enable the Jamul Indian Village of California to become economically self-sufficient.  Penn National Gaming plans to participate in the success of the project through management and branding fees, as well as interest payments.

“Given our focus on prudently expanding and diversifying our operating base with return focused projects, last week we announced a strategic alliance with The Cordish Companies, developer and operator of the successful Maryland Live! facility in Hanover, Maryland, to pursue the development of a world class gaming facility and resort in New York’s Hudson Valley-Catskill region as well as a potential facility in the state’s Capital Region.  We believe our alignment with Cordish brings together two of the industry’s most financially sound companies with proven gaming facility development and operations skills as well as unparalleled records of developing and operating highly successful regional gaming facilities in competitive environments.

“In Orange County, our focus is on a 120 acre parcel of undeveloped land in the Village of South Blooming Grove.  With excellent access to both The New York State Thruway/Interstate 87 and New York State Highway 17, this site is ideally situated to maximize the revenue potential and job creation for the Hudson Valley Catskill region and the entire State of New York.  Our plan is to build a $750 million world class casino and resort including a hotel, spa, marquee restaurants, an entertainment venue and other amenities.  Our proposed investment in Orange County would deliver a wide range of benefits to the region including significant and sustainable economic, employment and tourism activity.  Under the terms of an agreement being finalized between the companies, a Catskill Region facility in Orange County will be owned and managed by a 50/50 joint venture between Penn National Gaming and Cordish and will feature Cordish’s Live! brand.  On April 17, both the Village of South Blooming Grove and the town of Blooming Grove approved a resolution in support of the companies’ gaming resort application.

“In the Capital Region, Cordish and Penn National Gaming are evaluating the feasibility of several potential sites in and around Albany.  Applications for New York’s four new gaming licenses are due June 30 and the State has announced its intent to award licenses as soon as late 2014.

“Elsewhere, Hollywood Casino St. Louis, which experienced construction disruptions throughout 2013 as we completed an extensive facility upgrade and re-branding, performed well during the first quarter despite the impact of weather and related costs for snow removal, repairs and heat.

“Construction on our Dayton and Austintown video lottery terminal facilities in Ohio, which will feature 1,000 and 850 gaming devices, respectively, continues on budget and, despite the harsh winter, both facilities are on scheduled to open early this fall.

“Since the spin-off, the Company has announced several senior level management appointments.   Early in the second quarter, we promoted Ameet Patel, who has been with Penn National Gaming since 2001, to Senior Vice President of Regional Operations.  Ameet has successfully led several of our largest and most successful properties including new facilities and those undergoing major expansions and upgrades.  A key driver of our long-term growth has been our ability to attract and retain premier, results-oriented management and Ameet’s appointment further bolsters Penn National Gaming’s leadership depth both for our current operations and new facility openings.

“Last week, the Iowa Racing and Gaming Commission ruled that the Argosy Casino Sioux City must cease operations by July 1, 2014.  We are extremely disappointed with this decision and are exploring all available legal options to change this outcome.

“In conclusion, the first quarter results highlight the commitment of our corporate and property level management teams and employees to efficiently operate our highly diversified portfolio of new and well-maintained regional gaming facilities despite adverse conditions.  With our pipeline of expansion and development projects, which are expected to deliver strong returns on invested capital, our solid balance sheet and liquidity, and the Company’s proven management team, we believe we have a solid foundation on which to create value for our shareholders.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s current facility development projects:

Project/Scope	New Gaming Positions	Planned Total Budget		Amount Expended through March 31, 2014	Expected Opening Date
	(Unaudited, in millions)

Zia Park Casino (NM) - Addition of 154 room, five story hotel which will include six suites, a breakfast room, a business center, meeting and exercise rooms, as well as additional surface parking.		$26		$7.3	Fourth quarter of 2014

Mahoning Valley Race Track (OH) - Construction began in May 2013 at Austintown’s Centrepointe Business Park, with our new Hollywood themed facility featuring a new one-mile thoroughbred racetrack and simulcasting and the ability to hold up to 1,000 video lottery terminals, as well as various restaurants, bars and other amenities.	850	$161	(1) (2)	$2.2	Fall 2014

Dayton Raceway (OH) - Construction began in May 2013 at the site of an abandoned Delphi Automotive plant, with our new Hollywood themed facility featuring a new 5/8 harness racetrack and simulcasting and the ability to hold up to 1,500 video lottery terminals, as well as various restaurants, bars and other amenities.	1,000	$165	(1) (2)	$2.2	Fall 2014

Plainridge Park Casino (MA) - Construction is underway at the site of the Plainridge Racecourse for our new gaming operation, which will be integrated with the existing live harness racing and simulcasting, featuring 1,250 slot machines, as well as various dining and entertainment options.	1,250	$225	(3)	$26.0	Second quarter 2015

Jamul Indian Village project (CA) - Construction is underway at the site for this new Hollywood Casino branded gaming operation which Penn will manage. The facility is anticipated to feature over 1,700 slot machines, 50 live table games including poker, multiple restaurants, bars and lounges.	2,100	$360	(4)	$15.5	First quarter 2016

(1) Includes a relocation fee of $75 million based on the present value of the contractual obligation, which is $7.5 million upon opening, and 18 additional semi-annual payments of $4.8 million beginning one year after opening.  We anticipate the license fee will be paid as follows: 1) $10 million in the second quarter, 2) $15 million upon opening and 3) $25 million on the one year anniversary of the commencement of gaming.

(2) GLPI is responsible for certain construction related real estate costs associated with these projects that are not included in the budgeted figures above.

(3) Includes a $25 million license fee, which was paid in March 2014 and included in the amount expended to date.

(4) As more fully described above, this project will be accounted for as an investment.

Financial Guidance

Given recent operating trends that have occurred since quarter-end, the table below sets forth current guidance targets for financial results for the 2014 second quarter and full year, based on the following assumptions:

•                  Horseshoe Baltimore opens in early September 2014, impacting Hollywood Casino at Charles Town Races;

•                  A full year of Miami Valley Gaming in Lebanon, Ohio impacting Hollywood Casino Lawrenceburg and Hollywood Casino Columbus;

•                  Belterra Park in Cincinnati opens in early May 2014, impacting Hollywood Casino Lawrenceburg;

•                  Hollywood Gaming at Dayton Raceway opens in the fall of 2014, impacting Hollywood Casino Columbus;

•                  Hollywood Gaming at Mahoning Valley Race Track opens in the fall of 2014;

•                  Operations from the Company’s Argosy Casino Sioux City facility cease as of July 1, 2014;

•                  A full year contribution from the Company’s management contract for Casino Rama;

•                  Full year rent expense of $418.1 million, with $104.3 million in the second quarter of 2014;

•                  Full year pre-opening expenses of $8.9 million, with $1.9 million in the second quarter of 2014;

•                  Depreciation and amortization charges in 2014 of $170.8 million, with $46.5 million in the second quarter of 2014;

•                  Estimated non-cash stock compensation expenses of $12.9 million for 2014, with $3.4 million in the second quarter of 2014;

•                  LIBOR is based on the forward yield curve;

•                  A blended GAAP basis income tax rate of approximately 63% for 2014;

•                  A diluted share count of approximately 89.4 million shares for the full year 2014; and

•                  There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, competitive landscape (other than listed above) or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending June 30,		Full Year Ending December 31,
(in millions, except per share data)	2014 Guidance	2013 Actual	2014 Revised Guidance	2014 Prior Guidance (3)	2013 Actual
Net revenues	$640.5	$761.4	$2,513.8	$2,625.4	$2,918.8
Adjusted EBITDAR (1)	180.2	211.4	674.3	701.9	764.5
Rental expense related to Master Lease	(104.3)	—	(418.1)	(421.6)	(69.5)
Adjusted EBITDA (2)	75.9	211.4	256.2	280.3	695.0
Less: Impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, loss on early extinguishment of debt, and other expenses	(70.4)	(223.6)	(245.8)	(258.4)	(1,489.3)
Net income (loss)	$5.5	$(12.2)	$10.4	$21.9	$(794.3)

Diluted earnings (loss) per common share	$0.06	$(0.16)	$0.12	$0.24	$(10.17)

(1)         Adjusted EBITDAR is adjusted EBITDA excluding rent expense associated with our Master Lease with GLPI.

(2)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.  A reconciliation of net income (loss) per GAAP to adjusted EBITDA and adjusted EBITDAR, as well as income (loss) from operations per GAAP to adjusted EBITDA and adjusted EBITDAR, is included in the accompanying financial schedules.

(3)         The guidance figures in the table above present the guidance Penn National Gaming provided on February 6, 2014 for the full year ended December 31, 2014.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		ADJUSTED EBITDAR
	Three Months Ended March 31,		Three Months Ended March 31,
	2014	2013	2014	2013
East/Midwest (1)	$349,449	$458,548	$101,650	$147,546
West (2)	60,920	62,152	18,557	17,922
Southern Plains (3)	223,757	268,344	71,020	81,847
Other (4)	6,954	9,202	(16,488)	(26,567)
Total	$641,080	$798,246	$174,739	$220,748

In January 2014, the Company named Jay Snowden as its Chief Operating Officer and the Company decided in connection with this decision to re-align its reporting structure. Starting in 2014, the Company’s reportable segments are: (i) East/Midwest, (ii) West, and (iii) Southern Plains. The prior year amounts were reclassified to conform to the Company’s new reporting structure.

(1)         The East/Midwest reportable segment consists of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Bangor, Hollywood Casino at Penn National Race Course, Hollywood Casino Lawrenceburg, Hollywood Casino Toledo and Hollywood Casino Columbus. It also includes the Company’s Casino Rama management service contract and the Mahoning Valley and Dayton Raceway projects in Ohio, which the Company anticipates completing in the second half of 2014, as well as the Plainville project in Massachusetts, which the Company expects to open in the second quarter of 2015. Current year results do not include results for Hollywood Casino Perryville as it was contributed to GLPI on November 1, 2013. This property had net revenues of $21.7 million and adjusted EBITDAR of $3.5 million for the three months ended March 31, 2013.  Our East/Midwest segment results for the three months ended March 31, 2014 included development costs of $0.8 million whereas results for the corresponding period in the prior year included preopening charges of $0.2 million.

(2)         The West reportable segment consists of the following properties: Zia Park Casino and the M Resort, as well as the Jamul development project, which the Company anticipates completing in early 2016.

(3)         The Southern Plains reportable segment consists of the following properties: Hollywood Casino Aurora, Hollywood Casino Joliet, Argosy Casino Alton, Argosy Casino Riverside, Argosy Casino Sioux City, Hollywood Casino Tunica, Hollywood Casino Bay St. Louis, Boomtown Biloxi, and Hollywood Casino St. Louis, and includes the Company’s 50% investment in Kansas Entertainment, LLC, which owns the Hollywood Casino at Kansas Speedway.  Additionally, current year results do not include results for Hollywood Casino Baton Rouge as it was contributed to GLPI on November 1, 2013.  This property had net revenues of $20.9 million and adjusted EBITDAR of $6.9 million for the three months ended March 31, 2013.

(4)         The Other category consists of the Company’s standalone racing operations, namely Beulah Park, Raceway Park, Rosecroft Raceway, Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park and Freehold Raceway. Results in the prior year also included the Company’s Bullwhackers property which was sold in July 2013. If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of the Company’s regional executives and reported in their respective reportable segment. The Other category also includes the Company’s corporate overhead costs, which was $15.7 million for the three months ended March 31, 2014 compared to corporate overhead costs of $27.2 million for the three months ended March 31, 2013. Corporate overhead costs decreased by $11.5 million for the three months ended March 31, 2014, compared to the corresponding period in the prior year, primarily due to lower liability based stock compensation charges of $4.0 million, lower spin-off transaction costs and development costs of $3.5 million, a reduction in various other items of approximately $2.6 million due to cost containment measures and transition service fees received from GLPI of $0.8 million.

Reconciliation of Net income (GAAP) to Adjusted EBITDA and Adjusted EBITDAR

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended
	March 31,
	2014	2013
Net income	$4,537	$65,271
Income tax provision	6,800	42,767
Other	(1,631)	(664)
Income from unconsolidated affiliates	(2,483)	(1,721)
Interest income	(467)	(262)
Interest expense	11,295	27,924
Income from operations	$18,051	$133,315
(Gain) loss on disposal of assets	(49)	2,390
Charge for stock compensation	2,579	6,251
Depreciation and amortization	47,366	77,071
Income from unconsolidated affiliates	2,483	1,721
Adjusted EBITDA	$70,430	$220,748
Rental expense related to Master Lease	104,309	—
Adjusted EBITDAR	$174,739	$220,748

Reconciliation of Income (loss) from operations (GAAP) to Adjusted EBITDA and Adjusted EBITDAR

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information

(in thousands) (unaudited)

Three Months Ended March 31, 2014

	East/Midwest	West	Southern Plains	Other	Total
Income (loss) from operations	$9,602	$8,057	$21,227	$(20,835)	$18,051
Charge for stock compensation	—	—	—	2,579	2,579
Depreciation and amortization	26,823	1,549	17,251	1,743	47,366
(Gain) loss on disposal of assets	(87)	66	(22)	(6)	(49)
Income from unconsolidated affiliates (1)	—	—	2,452	31	2,483
Adjusted EBITDA	$36,338	$9,672	$40,908	$(16,488)	$70,430
Rental expense related to Master Lease	65,312	8,885	30,112	—	104,309
Adjusted EBITDAR	$101,650	$18,557	$71,020	$(16,488)	$174,739

Three Months Ended March 31, 2013

	East/Midwest	West	Southern Plains	Other	Total
Income (loss) from operations	$105,827	$12,047	$52,038	$(36,597)	$133,315
Charge for stock compensation	—	—	—	6,251	6,251
Depreciation and amortization	41,689	3,305	27,984	4,093	77,071
Loss (gain) on disposal of assets	30	2,570	88	(298)	2,390
Income (loss) from unconsolidated affiliates (1)	—	—	1,737	(16)	1,721
Adjusted EBITDA	$147,546	$17,922	$81,847	$(26,567)	$220,748

(1)         On February 3, 2012, our joint venture in Kansas Entertainment commenced operations of Hollywood Casino at Kansas Speedway.  We record 50% of the joint venture’s earnings in our income from unconsolidated affiliates line in the Southern Plains column which includes the impact of depreciation and amortization expense. Our 50% share of depreciation and amortization expense was $2.9 million for the three months ended March 31, 2014 and 2013.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2014	2013

Revenues
Gaming	$570,683	$717,925
Food, beverage and other	104,870	121,860
Management service fee	2,458	3,047
Revenues	678,011	842,832
Less promotional allowances	(36,931)	(44,586)
Net revenues	641,080	798,246

Operating expenses
Gaming	286,077	362,018
Food, beverage and other	77,538	90,265
General and administrative	107,739	135,577
Rental expense related to Master Lease	104,309	—
Depreciation and amortization	47,366	77,071
Total operating expenses	623,029	664,931
Income from operations	18,051	133,315

Other income (expenses)
Interest expense	(11,295)	(27,924)
Interest income	467	262
Income from unconsolidated affiliates	2,483	1,721
Other	1,631	664
Total other expenses	(6,714)	(25,277)

Income from operations before income taxes	11,337	108,038
Income tax provision	6,800	42,767
Net income	$4,537	$65,271

Earnings per common share:
Basic earnings per common share	$0.05	$0.68
Diluted earnings per common share	$0.05	$0.63

Weighted-average common shares outstanding:
Basic	77,917	77,553
Diluted	88,679	102,887

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Supplemental information

(in thousands) (unaudited)

	March 31, 2014		December 31, 2013

Cash and cash equivalents	$287,695		$292,995

Bank Debt	$741,944		$748,777
Notes	300,000		300,000
Other long term obligations	20,491	(1)	2,015
Total Debt	$1,062,435		$1,050,792

(1)         Other long term obligations include contingent purchase price consideration measured at its estimated fair value that is payable over ten years to the previous owners of Plainridge Racecourse.

The schedule below presents selected results for the second, third and fourth quarters of 2013 based on our new segment reporting structure.  See page 8 of this release for further details.

	East/Midwest	West	Southern Plains	Other	Total
Net revenues
Three months ended June 30, 2013 (1)	$430,944	$61,442	$258,760	$10,225	$761,371
Three months ended September 30, 2013 (2)	403,899	57,463	246,444	6,629	714,435
Three months ended December 31, 2013 (3)	359,194	59,026	220,549	5,933	644,702

Adjusted EBITDAR
Three months ended June 30, 2013 (1)	$138,395	$17,592	$80,682	$(25,271)	$211,398
Three months ended September 30, 2013 (2)	124,944	10,906	70,577	(24,357)	182,070
Three months ended December 31, 2013 (3)	111,694	15,105	61,665	(38,183)	150,281

(1)         Hollywood Casino Perryville and Hollywood Casino Baton Rouge had net revenues of $25.9 million and $20.2 million, respectively, and adjusted EBITDAR of $5.9 million and $6.8 million, respectively, for the three months ended June 30, 2013.

(2)         Hollywood Casino Perryville and Hollywood Casino Baton Rouge had net revenues of $22.7 million and $16.9 million, respectively, and adjusted EBITDAR of $4.6 million and $4.7 million, respectively, for the three months ended September 30, 2013.

(3)         Hollywood Casino Perryville and Hollywood Casino Baton Rouge had net revenues of $7.2 million and $5.4 million, respectively, and adjusted EBITDAR of $1.4 million and $1.6 million, respectively, for the three months ended December 31, 2013.

Diluted Share Count Methodology

In connection with the spin-off, Penn National Gaming completed its exchange and repurchase transaction with an affiliate of Fortress Investment Group, LLC (“Fortress”) on October 11, 2013, which resulted in the repurchase of $627 million of its Series B Preferred Stock and the issuance of 8,624 shares of Series C Preferred Stock, which is equivalent to 8,624,000 common shares upon sale by Fortress to a third party.

Reconciliation of GAAP to Non-GAAP Measures

Adjusted EBITDA and adjusted EBITDAR are used by management as the primary measure of the Company’s operating performance. We define adjusted EBITDA as earnings before interest, taxes, stock compensation, debt extinguishment charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, gain or loss on disposal of assets, and other income or expenses, and inclusive of gain or loss from unconsolidated affiliates. Adjusted EBITDAR is adjusted EBITDA excluding rent expense associated with our Master Lease agreement with GLPI. Adjusted EBITDA and adjusted EBITDAR have economic substance because they are used by management as a performance measure to analyze the performance of our business, and are especially relevant in evaluating large, long-lived casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We also present adjusted EBITDA and adjusted EBITDAR because they are used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In addition, gaming companies have historically reported adjusted EBITDA as a supplement to financial measures in accordance with GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties. However, adjusted EBITDA and adjusted EBITDAR are not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry, is the principal basis for the valuation of gaming companies, and that it is considered by many to be a better indicator of the Company’s operating results than net income (loss) per GAAP. Management uses adjusted EBITDA and adjusted EBITDAR as the primary measures of the operating performance of its segments, including the evaluation of operating personnel. Adjusted EBITDA and adjusted EBITDAR should not be construed as alternatives to operating income, as indicators of the Company’s operating performance, as alternatives to cash flows from operating activities, as measures of liquidity, or as any other measures of performance determined in accordance with GAAP. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA and adjusted EBITDAR. It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company and therefore, comparability may be limited.

A reconciliation of the Company’s net income (loss) per GAAP to adjusted EBITDA and adjusted EBITDAR, as well as the Company’s net income (loss) from operations per GAAP to adjusted EBITDA and adjusted EBITDAR, is included above. Additionally, a reconciliation of each segment’s income (loss) from operations to adjusted EBITDA and adjusted EBITDAR is also included above. On a segment level, income (loss) from operations per GAAP, rather than net income (loss) per GAAP is reconciled to adjusted EBITDA and adjusted EBITDAR due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s segments on a segment by segment basis. Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s segments and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 10:00 am ET today, both of which are open to the general public.  The conference call number is 212-231-2920. Please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com.  Please allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates twenty-seven facilities in eighteen jurisdictions, including Florida, Illinois, Indiana, Iowa, Kansas, Maine, Massachusetts, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  At March 31, 2014, in aggregate, Penn National Gaming’s operated facilities featured approximately 31,100 gaming machines, 790 table games and 2,900 hotel rooms.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties, including future plans, strategies, performance, developments, acquisitions, capital expenditures, and operating results.  Actual results may vary materially from expectations.  Although the Company believes that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays or impediments to completing our planned acquisitions or projects, including favorable resolution of any related litigation, including the ongoing appeal by the Ohio Roundtable addressing the legality of video lottery terminals in Ohio and litigation against the Ohio Racing Commission concerning opposition to relocating the Company’s Toledo racetrack to the Dayton area; our ability to secure federal, state and local permits and approvals necessary for construction; construction factors, including delays, unexpected remediation costs, local opposition, organized labor, and increased cost of labor and materials; our ability to reach agreements with the thoroughbred and harness horseman in Ohio in connection with the proposed relocations and to otherwise maintain agreements with our horseman, pari-mutuel clerks and other organized labor groups; with respect to the proposed Jamul project near San Diego, California, particular risks associated with financing a project of this type, sovereign immunity, local opposition (including several pending lawsuits), and building a complex project on a relatively small parcel; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities); with respect to our proposed Massachusetts project, the ultimate location of the various other gaming facilities in the state and the ongoing efforts to repeal the enabling legislation; with respect to proposed New York projects, risks related to our ability to secure favorable sites and licensing from the State and the extent/location of other applications; the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the rapid emergence of new competitors (traditional, internet and sweepstakes based and taverns); increases in the effective rate of taxation at any of our properties or at the corporate level; our ability to identify attractive acquisition and development opportunities and to agree to terms with partners/municipalities for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our expectations for the continued availability and cost of capital; the outcome of pending legal proceedings; changes in accounting standards; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

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